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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   SEE                              JACKIE              R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  100 NORTH ARLINGTON AVENUE, SUITE 23P
--------------------------------------------------------------------------------
                                    (Street)

  RENO                              NEVADA               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

  HARVARD SCIENTIFIC CORP.             HVSF
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Year

All Mo.'s' beg. 12/96 to 2/98 including unreported shares excluded from previously filed Form 4 reports.
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                              6.
                                                                 4.                            5.             Owner-
                                                                 Securities Acquired (A) or    Amount of      ship
                                                    3.           Disposed of (D)               Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)           Beneficially   Direct    Nature of
                                      2.            Code         ----------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                 (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------   Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

  COMMON STOCK                        7/02/96        S                  400    D      $ 34.40  665,021        I         BIOSPHERE*V
------------------------------------------------------------------------------------------------------------------------------------
  COMMON STOCK                        8/21/96        S                  250    D      $ 16.10                 I         BIOSPHERE*V
------------------------------------------------------------------------------------------------------------------------------------
  COMMON STOCK                        8/22/96        S                  350    D      $ 27.90                 I         BIOSPHERE*V
------------------------------------------------------------------------------------------------------------------------------------
  COMMON STOCK                        8/29/96        S                  500    D      $ 20.60                 I         BIOSPHERE*V
------------------------------------------------------------------------------------------------------------------------------------
  COMMON STOCK                        8/30/96        S                  500    D      $ 26.60  663,421        I         BIOSPHERE*V
------------------------------------------------------------------------------------------------------------------------------------
  COMMON STOCK                        9/4/96         S                  500    D      $ 27.80                 I         BIOSPHERE*V
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

CONTINUED ON ATTACHMENT (add'l 10 pages)

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 4 CONTINUED...

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    SEE         JACKIE     R.        |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 12/96 to 2/98
             (Street)                |   which include all unreported shares
                                     |   exluded1from previously filed Form 4's
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
*** All transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X  Outstanding balances incorporates transactions reported on previous Form
    4's.
*W The Anita Wassgren See Trust is a shareholder of the issuer. The reporting person's spouse is the settler and trustee of the Trust and, accordingly, the reporting person may be deemed to beneficially own the issuer's shares held by the Trust.
J-1 Shares loaned, and it is expected they will be returned at a later date.
J-2 Shares issued in lieu of a legal settlement.
J-3 Shares issued in exchange for intellectual rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/18/96        S               20,000      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/18/96        S                  300      D      $ 23.30  642,621        I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/20/96       S                  220      D      $ 23.20                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/23/96       S                  800      D      $ 21.40                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/24/96       S                  500      D      $ 23.20                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/27/96       S                  500      D      $ 24.90  631,851        I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/8/97         S                1,000      D      $ 29.40                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/20/97        S                  150      D      $ 32.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/21/97        S                  150      D      $ 35.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/22/97        S                  150      D      $ 40.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/23/97        S                  150      D      $ 41.56                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/24/97        S                  150      D      $ 39.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/27/97        S                  150      D      $ 40.31                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/28/97        S                  150      D      $ 45.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/29/97        S                  150      D      $ 45.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/31/97        S                  150      D      $ 45.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/31/97        S                  150      D      $ 46.88  629,351        I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/3/97         S                  150      D      $ 63.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/4/97         S                  150      D      $ 83.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/4/97         S                  150      D      $ 83.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/5/97         S                  150      D      $ 72.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/5/97         S                  300      D      $ 81.90                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/6/97         S                  150      D      $ 58.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/7/97         S                  150      D      $ 73.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/10/97        S                  150      D      $ 75.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/11/97        S                  150      D      $ 73.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------

                                  Page 2 of 12

FORM 4 CONTINUED...
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    SEE         JACKIE     R.        |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 12/96 to 2/98
             (Street)                |   which include all unreported shares
                                     |   exluded1from previously filed Form 4's
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
*** All transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X  Outstanding balances incorporates transactions reported on previous Form
    4's.
*W The Anita Wassgren See Trust is a shareholder of the issuer. The reporting person's spouse is the settler and trustee of the Trust and, accordingly, the reporting person may be deemed to beneficially own the issuer's shares held by the Trust.
J-1 Shares loaned, and it is expected they will be returned at a later date.
J-2 Shares issued in lieu of a legal settlement.
J-3 Shares issued in exchange for intellectual rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/11/97        S                  150      D      $ 71.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/12/97        S                  150      D      $ 71.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/13/97        S                  150      D      $ 73.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/14/97        S                  150      D      $ 73.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/18/97        S                  150      D      $ 72.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/18/97        S                  400      D      $ 70.10                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/19/97        S                  150      D      $ 73.13                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/20/97        S                  150      D      $ 75.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/20/97        S                  200      D      $ 71.20                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/21/97        S                  150      D      $ 87.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/21/97        S                  150      D      $ 87.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/24/97        S                  150      D      $ 80.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/24/97        S                  150      D      $ 76.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/25/97        S                  150      D      $ 72.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/26/97        S                  150      D      $ 71.88                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/27/97        S                  150      D      $ 70.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          2/28/97        S                  150      D      $ 65.00  625,001        I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/3/97         S                  150      D      $ 84.40                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/3/97         S                  200      D      $ 62.90                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/4/97         S                  200      D      $ 71.20                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/4/97         S                  200      D      $ 78.85                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/5/97         S                  150      D      $ 95.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/5/97         S                  200      D      $ 76.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/6/97         S                  150      D      $ 70.10                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/6/97         S                  200      D      $ 73.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/7/97         S                  150      D      $ 67.70                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------

FORM 4 CONTINUED...

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    SEE         JACKIE     R.        |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 12/96 to 2/98
             (Street)                |   which include all unreported shares
                                     |   exluded1from previously filed Form 4's
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
*** All transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X  Outstanding balances incorporates transactions reported on previous Form
    4's.
*W The Anita Wassgren See Trust is a shareholder of the issuer. The reporting person's spouse is the settler and trustee of the Trust and, accordingly, the reporting person may be deemed to beneficially own the issuer's shares held by the Trust.
J-1 Shares loaned, and it is expected they will be returned at a later date.
J-2 Shares issued in lieu of a legal settlement.
J-3 Shares issued in exchange for intellectual rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/7/97         S                  200      D      $ 72.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/10/97        S                  150      D      $ 65.30                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/10/97        S                  200      D      $ 68.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/11/97        S                  200      D      $ 69.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/12/97        S                  150      D      $ 64.10                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/12/97        S                  200      D      $ 67.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/13/97        S                  200      D      $ 65.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/14/97        S                  200      D      $ 61.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/17/97        S                  200      D      $ 63.13                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/18/97        S                  200      D      $ 66.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/19/97        S                  200      D      $ 66.88                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/20/97        S                  200      D      $ 66.88                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/24/97        S                  200      D      $ 63.13                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/24/97        S                  200      D      $ 64.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/25/97        S                  200      D      $ 66.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/26/97        S                  200      D      $ 68.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/26/97        S                  200      D      $ 68.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/27/97        S                  200      D      $ 66.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/31/97        S                  200      D      $ 64.38  654,701        I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/1/97         S                  200      D      $ 58.13                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/2/97         S                  200      D      $ 47.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/3/97         S                  200      D      $ 47.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/4/97         S                  200      D      $ 45.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/7/97         S                  200      D      $ 47.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/8/97         S                  200      D      $ 45.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/9/97         S                  200      D      $ 43.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------

                                     4 of 12

FORM 4 CONTINUED...

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    SEE         JACKIE     R.        |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 12/96 to 2/98
             (Street)                |   which include all unreported shares
                                     |   exluded1from previously filed Form 4's
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
*** All transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X  Outstanding balances incorporates transactions reported on previous Form
    4's.
*W The Anita Wassgren See Trust is a shareholder of the issuer. The reporting person's spouse is the settler and trustee of the Trust and, accordingly, the reporting person may be deemed to beneficially own the issuer's shares held by the Trust.
J-1 Shares loaned, and it is expected they will be returned at a later date.
J-2 Shares issued in lieu of a legal settlement.
J-3 Shares issued in exchange for intellectual rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/11/97        S                  200      D      $ 45.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/14/97        S                  200      D      $ 49.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/15/97        S                  200      D      $ 51.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/16/97        S                  200      D      $ 50.31                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/18/97        S                  251      D      $ 42.50  652,250        I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/23/97        S                  150      D      $ 22.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/27/97        S                  150      D      $ 20.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/27/97        S                  300      D      $ 27.50                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/27/97        S                  250      D      $ 27.50                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/28/97        S                  750      D      $ 26.30                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/28/97        S                  250      D      $ 26.90                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/28/97        S                  150      D      $ 20.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/29/97        S                  150      D      $ 19.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/30/97        S                  150      D      $ 18.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/30/97        S                  100      D      $ 19.10                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/30/97        S                  100      D      $ 19.40  649,750        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/2/97         S                  150      D      $ 18.13                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/3/97         S                  150      D      $ 18.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/3/97         S                  150      D      $ 19.40                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/3/97         S                  100      D      $ 10.40                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/4/97         S                  150      D      $ 20.31                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/5/97         S                  150      D      $ 20.31                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/6/97         S                  150      D      $ 21.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/9/97         S                  150      D      $ 20.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/10/97        S                  150      D      $ 20.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/10/97        J              100,000      A                              I     Anita Wassgren
                                                                                                                      See Trust *W
------------------------------------------------------------------------------------------------------------------------------------

                                     5 of 12

FORM 4 CONTINUED...
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    SEE         JACKIE     R.        |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 12/96 to 2/98
             (Street)                |   which include all unreported shares
                                     |   exluded1from previously filed Form 4's
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
*** All transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X  Outstanding balances incorporates transactions reported on previous Form
    4's.
*W The Anita Wassgren See Trust is a shareholder of the issuer. The reporting person's spouse is the settler and trustee of the Trust and, accordingly, the reporting person may be deemed to beneficially own the issuer's shares held by the Trust.
J-1 Shares loaned, and it is expected they will be returned at a later date.
J-2 Shares issued in lieu of a legal settlement.
J-3 Shares issued in exchange for intellectual rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/10/97        A              300,000      A                              D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/11/97        J               10,000      A                              I     Anita Wassgren
                                                                                                                       See Trust *W
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/11/97        G                1,000      D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/11/97        G                1,000      D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/11/97        G                1,000      D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/11/97        G                1,000      D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/11/97        G                5,000      D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/11/97        G                1,000      D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/11/97        G               10,000      D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/12/97        S                  150      D      $ 20.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/13/97        S                  150      D      $ 19.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/13/97        S                  150      D      $ 19.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/16/97        S                  150      D      $ 12.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/17/97        S                  150      D      $ 14.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/18/97        S                  150      D      $ 14.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/19/97        S                  150      D      $ 15.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/20/97        S                  150      D      $ 15.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/23/97        S                  150      D      $ 14.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/24/97        S                  250      D      $ 13.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/26/97        S                  250      D      $ 13.44                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/26/97        S                  250      D      $ 13.44                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/27/97        S                  250      D      $ 10.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/30/97        S                  250      D      $ 10.63  1,035,850      I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/1/97         S                  250      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/2/97         S                  250      D      $ 10.31                 I       Biosphere *V
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/3/97         S                  250      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------

                                     6 of 12

FORM 4 CONTINUED...

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    SEE         JACKIE     R.        |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 12/96 to 2/98
             (Street)                |   which include all unreported shares
                                     |   exluded1from previously filed Form 4's
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
*** All transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X  Outstanding balances incorporates transactions reported on previous Form
    4's.
*W The Anita Wassgren See Trust is a shareholder of the issuer. The reporting person's spouse is the settler and trustee of the Trust and, accordingly, the reporting person may be deemed to beneficially own the issuer's shares held by the Trust.
J-1 Shares loaned, and it is expected they will be returned at a later date.
J-2 Shares issued in lieu of a legal settlement.
J-3 Shares issued in exchange for intellectual rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/7/97         S                  250      D      $ 10.31                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/8/97         S                  250      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/9/97         S                  250      D      $ 9.69                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/10/97        S                  250      D      $ 9.69                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/11/97        S                  250      D      $ 9.69                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/14/97        S                  250      D      $ 13.13                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/16/97        S                  250      D      $ 20.94                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/16/97        S                  250      D      $ 20.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK-LOANED                   7/16/97        J-1              3,500      D      $ -                     I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/17/97        S                  250      D      $ 15.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/21/97        S                  250      D      $ 14.69                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/22/97        S                  250      D      $ 11.88                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/24/97        S                  250      D      $ 10.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/24/97        S                  250      D      $ 11.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/24/97        J-2             25,000      D      $ -                     I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/25/97        S                  250      D      $ 10.94                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/28/97        S                  250      D      $ 10.31                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/29/97        S                  250      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/30/97        S                  250      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/31/97        S                  250      D      $ 10.00  1,002,100      I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/9/97         S                  350      D      $ 16.88                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/9/97         S                  250      D      $ 16.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/11/97        S                  250      D      $ 17.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/11/97        S                  250      D      $ 16.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/12/97        S                  250      D      $ 15.88                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/15/97        S                  250      D      $ 17.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------

                                     7 of 12

FORM 4 CONTINUED ...
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    SEE         JACKIE     R.        |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 12/96 to 2/98
             (Street)                |   which include all unreported shares
                                     |   exluded1from previously filed Form 4's
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
*** All transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X  Outstanding balances incorporates transactions reported on previous Form
    4's.
*W The Anita Wassgren See Trust is a shareholder of the issuer. The reporting person's spouse is the settler and trustee of the Trust and, accordingly, the reporting person may be deemed to beneficially own the issuer's shares held by the Trust.
J-1 Shares loaned, and it is expected they will be returned at a later date.
J-2 Shares issued in lieu of a legal settlement.
J-3 Shares issued in exchange for intellectual rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/16/97        S                  250      D      $ 17.19                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/17/97        S                  250      D      $ 16.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/18/97        S                  250      D      $ 16.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/19/97        S                  250      D      $ 16.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/22/97        S                  250      D      $ 16.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/23/97        S                  250      D      $ 16.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/24/97        S                  150      D      $ 15.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/24/97        S                  100      D      $ 15.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/25/97        S                  250      D      $ 15.94                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/26/97        S                  250      D      $ 15.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/29/97        S                  250      D      $ 14.69                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/30/97        S                  250      D      $ 14.80  997,750        I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/1/97        S                  250      D      $ 15.31                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/2/97        S                  250      D      $ 15.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/2/97        S                  150      D      $ 15.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/2/97        S                  100      D      $ 15.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/3/97        S                  250      D      $ 16.25                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/6/97        S                  250      D      $ 15.88                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/7/97        S                  250      D      $ 14.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/8/97        S                  250      D      $ 15.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/9/97        S                  250      D      $ 14.69                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/10/97       S                  250      D      $ 14.69                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/13/97       S                  250      D      $ 15.94                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/15/97       S                  250      D      $ 15.94                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/15/97       S                  250      D      $ 15.94                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/16/97       S                  250      D      $ 16.38                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------

                                     8 of 12

FORM 4 CONTINUED...

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    SEE         JACKIE     R.        |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 12/96 to 2/98
             (Street)                |   which include all unreported shares
                                     |   exluded1from previously filed Form 4's
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
*** All transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X  Outstanding balances incorporates transactions reported on previous Form
    4's.
*W The Anita Wassgren See Trust is a shareholder of the issuer. The reporting person's spouse is the settler and trustee of the Trust and, accordingly, the reporting person may be deemed to beneficially own the issuer's shares held by the Trust.
J-1 Shares loaned, and it is expected they will be returned at a later date.
J-2 Shares issued in lieu of a legal settlement.
J-3 Shares issued in exchange for intellectual rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/17/97       S                  250      D      $ 15.76                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/20/97       S                  250      D      $ 16.56                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/21/97       S                  250      D      $ 17.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/22/97       S                  250      D      $ 16.88                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/23/97       S                  250      D      $ 15.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/24/97       S                  250      D      $ 15.94                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/27/97       S                  250      D      $ 15.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/29/97       S                  250      D      $ 13.44                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/30/97       S                  250      D      $ 13.75                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/31/97       S                  250      D      $ 12.50                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/31/97       S                  250      D      $ 12.50  991,750        I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/14/97       S                  250      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/17/97       S                  250      D      $ 11.88                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/18/97       S                  250      D      $ 10.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/19/97       S                  250      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/30/97       J-3            200,000      A                              I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/21/97       S                  250      D      $ 10.06                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/21/97       S                  250      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/24/97       S                  250      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/25/97       S                  250      D      $ 9.69                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/26/97       S                  250      D      $ 9.69   1,189,500      I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/1/97        S                  500      D      $ 9.69                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/2/97        S                  250      D      $ 9.90                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/3/97        S                  250      D      $ 10.00                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/4/97        S                  400      D      $ 9.38                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/5/97        S                  400      D      $ 9.69                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------

                                    9 of 12

FORM 4 CONTINUED...

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    SEE         JACKIE     R.        |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 12/96 to 2/98
             (Street)                |   which include all unreported shares
                                     |   exluded1from previously filed Form 4's
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
*** All transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X  Outstanding balances incorporates transactions reported on previous Form
    4's.
*W The Anita Wassgren See Trust is a shareholder of the issuer. The reporting person's spouse is the settler and trustee of the Trust and, accordingly, the reporting person may be deemed to beneficially own the issuer's shares held by the Trust.
J-1 Shares loaned, and it is expected they will be returned at a later date.
J-2 Shares issued in lieu of a legal settlement.
J-3 Shares issued in exchange for intellectual rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/8/97        S                  400      D      $ 9.06                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/9/97        S                  400      D      $ 6.38                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/10/97       S                  400      D      $ 6.00                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/11/97       S                  400      D      $ 4.70                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/12/97       S                  400      D      $ 4.30                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/15/97       S                  400      D      $ 4.70                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/16/97       S                  400      D      $ 5.50                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/17/97       S                  400      D      $ 5.10                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/18/97       S                  400      D      $ 4.60                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/22/97       S                  400      D      $ 4.00                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/23/97       S                  400      D      $ 4.00                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/24/97       S                  400      D      $ 4.00                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/24/97       S                  400      D      $ 4.00                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/26/97       S                  400      D      $ 3.90                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/30/97       S                  400      D      $ 3.30                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/30/97       S                  400      D      $ 3.10                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/31/97       S                  400      D      $ 3.00                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/31/97       S                  400      D      $ 3.40   1,180,500      I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/2/98         S                  400      D      $ 3.80                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/5/98         S                  400      D      $ 3.35                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/6/98         S                  400      D      $ 3.20                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/7/98         S                  400      D      $ 3.30                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/9/98         S                  400      D      $ 3.20                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/13/98        S                  400      D      $ 3.70                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/13/98        S                  400      D      $ 3.70                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/14/98        S                  400      D      $ 6.60                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------

                                    10 of 12

FORM 4 CONTINUED...

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 10549



                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    SEE         JACKIE     R.        |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 12/96 to 2/98
             (Street)                |   which include all unreported shares
                                     |   exluded1from previously filed Form 4's
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
*** All transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X  Outstanding balances incorporates transactions reported on previous Form
    4's.
*W The Anita Wassgren See Trust is a shareholder of the issuer. The reporting person's spouse is the settler and trustee of the Trust and, accordingly, the reporting person may be deemed to beneficially own the issuer's shares held by the Trust.
J-1 Shares loaned, and it is expected they will be returned at a later date.
J-2 Shares issued in lieu of a legal settlement.
J-3 Shares issued in exchange for intellectual rights.

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COMMON STOCK                          1/16/98        S                  300      D      $ 10.31                 I       Biosphere *V
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COMMON STOCK                          1/16/98        S                  100      D      $ 10.63                 I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/20/98        S                  400      D      $ 7.50                  I       Biosphere *V
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COMMON STOCK                          1/21/98        S                  400      D      $ 5.63                  I       Biosphere *V
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COMMON STOCK                          1/22/98        S                  400      D      $ 5.94                  I       Biosphere *V
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COMMON STOCK                          1/23/98        S                  400      D      $ 5.94                  I       Biosphere *V
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COMMON STOCK                          1/26/98        S                  270      D      $ 6.25                  I       Biosphere *V
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COMMON STOCK                          1/26/98        S                  130      D      $ 5.94                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/27/98        S                  250      D      $ 7.50                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/27/98        S                  150      D      $ 7.19                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/28/98        S                  400      D      $ 8.13                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/29/98        S                1,550      D      $ 6.98                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/29/98        S                  400      D      $ 7.81                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/29/98        S                  250      D      $ 7.50                  I       Biosphere *V
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/29/98        S                  150      D      $ 7.81   1,171,750      I       Biosphere *V
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COMMON STOCK                          2/3/98         A              790,139      A      $ 3.16                  D
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


                                    11 of 12

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)          Amount    ative    at End    In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------          or        Secur-   of        direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-          Number    ity      Month     (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V   (A)     (D)   cisable  Date     Title   Shares    5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
RIGHT TO PURCHASE   $6.26/   2/3/98   J        296,302       Current  4/1/99   Common  296,302   0        296,302   D
                    $12.66                                                     Stock
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====================================================================================================================================

Explanation of Responses:
*** All the above transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.
*V Biosphere Technology Inc. ("BTI") is a shareholder of the issuer. The person reporting may be deemed to beneficially own the shares of the issuer's common stock, held by BTI.
*X   Outstanding balances incorporates transactions reported on previous Form
     4's.
*Z The lower price applies to the First 2/3 of the shares purchasable, the higher price to the remaining 1/3.

/S/  Dr. Jackie R. See                                           4/6/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  Page 12 of 12